EXHIBIT 99.1

NEWS RELEASE

  For Immediate Release

Contact:	Kelly Malson
Chief Financial Officer
(864) 298-9800

WORLD ACCEPTANCE CORPORATION REPORTS
FOURTH QUARTER RESULTS

GREENVILLE, S.C. (April 29, 2009) - World Acceptance Corporation (NASDAQ: WRLD) today reported excellent financial results for its fourth fiscal quarter and fiscal year ended March 31, 2009.

Net income for the fourth quarter rose 14.7% to $28.0 million compared with $24.4 million for the same quarter of the prior year.  Net income per diluted share increased 19.4% from $1.44 in the prior year quarter to $1.72 in the current quarter.  The results for the 2009 fourth quarter included an after-tax gain of $2.2 million, or $0.14 per diluted share, arising from the Company’s repurchase of $10 million face value of its 3% convertible subordinated debt.

Total revenues increased to $113.9 million in the fourth quarter of fiscal 2009, a 12.3% increase over the $101.4 million reported in the fourth quarter ended March 31, 2008. Gross loans outstanding increased 12.0% to $671.2 million at March 31, 2009, compared with $599.5 million at March 31, 2008.  The growth in loans was consistent with the Company’s 12.5% increase in loan volume from $371.2 million in the fourth quarter 2008 to $417.8 million in the fourth quarter 2009.

“World Acceptance’s outstanding results for the fourth quarter and fiscal year resulted from increased loan demand, the contribution of new offices opened or acquired, and continuing close management of credit risks during the weakening economy, as well as non-recurring gains from credit transactions,” stated Sandy McLean, CEO. “We used our strong financial position to repurchase part of the convertible debt on favorable terms for the Company.  This had a positive impact on our fourth quarter revenues while decreasing interest expense in the near term.  We expect the positive benefit of reduced interest expense to be offset by increased cost of debt as we re-negotiate the terms of our revolving credit facility in the first quarter of fiscal 2010.

“We remain focused on monitoring our loan portfolio in light of the difficult economy,” noted Mr. McLean.  “Our current level of charge-offs is in line with our expectations and we believe that our allowance for loan losses is adequate based on the current outlook.”

The provision for loan losses rose 26.8% to $14.8 million in the fourth quarter of fiscal 2009, reflecting a higher level of charge-offs than the Company has experienced in recent quarters.  Charge-offs as a percent of average net loans on an annualized basis increased 210 basis points to 15.1% during the quarter from 13.0% during the prior year quarter.  This increase was consistent with the rise in charge-off ratio that the Company experienced during the first three quarters of the fiscal year.

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WRLD Reports Fourth Quarter Results

April 29, 2009

Total general and administrative expenses improved as a percent of total revenues to 45.1% compared with the 47.0% during the fourth quarter of the prior fiscal year.  The Company also expanded its office network by opening an additional 21 net new offices during the fourth quarter.

Year-End Results

For the year ended March 31, 2009, net income rose 14.5% to $60.7 million compared with $53.0 million in the prior fiscal year.

Net income per diluted share rose 20.9% to $3.69, compared with $3.05, for the prior year fiscal period.

Total revenues for fiscal 2009 were $393.7 million, a 13.8% increase over the $346.0 million in fiscal 2008.  Net charge-offs as a percent of average net loans were 16.7% in fiscal 2009 compared with 14.5% during the prior year.

Key return ratios for the fiscal year included an 11.6% return on average assets and a 23.5% return on average equity.

During the 2009 fiscal year, the Company opened 98 offices, acquired 11 offices and merged or closed 3 offices, leaving a total of 944 offices at March 31, 2009.

About World Acceptance Corporation

World Acceptance Corporation is one of the largest small-loan consumer finance companies, operating 944 offices in 11 states and Mexico. It is also the parent company of ParaData Financial Systems, a provider of computer software solutions for the consumer finance industry.

Fourth Quarter Conference Call

The senior management of World Acceptance Corporation will be discussing these results in its quarterly conference call to be held at 10:00 a.m. Eastern time today.  Interested parties may participate in this call by dialing 1-877-718-5092, passcode 4707148.  A simulcast of the conference call is also available on the Internet at http://tinyurl.com/c683qu or www.streetevents.com.  The call will be available for replay on the Internet for approximately 30 days.

This press release may contain various “forward-looking statements” within the meaning of Section 27A of the Securities Exchange Act of 1934, as amended, that represent the Company’s expectations or beliefs concerning future events.  Such forward-looking statements are about matters that are inherently subject to risks and uncertainties.  Factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include changes in the timing and amount of revenues that may be recognized by the Company, changes in current revenue and expense trends (including trends affecting charge-offs), changes in the Company’s markets and changes in the economy (particular in the markets served by the Company).  Such factors are discussed in greater detail in the Company’s filings with the Securities and Exchange Commission.  World Acceptance Corporation is not responsible for updating the information contained in this press release beyond the publication date, or for changes made to this document by wire services or Internet services.

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WRLD Reports Fourth Quarter Results

April 29, 2009

World Acceptance Corporation

Consolidated Statements of Operations

(unaudited and in thousands, except per share amounts)

	Three Months Ended		Year Ended
	March 31,		March 31,
	2009	2008	2009	2008

Interest & fees	$90,170	$82,154	$331,454	$292,457
Insurance & other	23,737	19,263	62,251	53,590
Total revenues	113,907	101,417	393,705	346,047
Expenses:
Provision for loan losses	14,822	11,685	85,476	67,542
General and administrative expenses
Personnel	34,458	33,456	130,674	119,483
Occupancy & equipment	6,554	5,699	25,577	21,555
Data processing	564	578	2,307	2,112
Advertising	2,738	1,896	13,067	12,648
Intangible amortization	611	630	2,455	2,505
Other	6,406	5,369	26,136	20,916
	51,331	47,628	200,216	179,219
Interest expense	2,373	2,963	10,389	11,569
Total expenses	68,526	62,276	296,081	258,330
Income before taxes	45,381	39,141	97,624	87,717
Income taxes	17,398	14,749	36,921	34,721
Net income	$27,983 $	24,392	$60,703	$52,996
Diluted earnings per share	$1.72 $	1.44	$3.69	$3.05
Diluted weighted average shares outstanding	16,293	16,956	16,464	17,375

Consolidated Balance Sheets

(unaudited and in thousands)

	March 31,	March 31,
	2009	2008
ASSETS
Cash	$6,260	$7,590
Gross loans receivable	671,176	599,509
Less: Unearned interest & fees	(172,743)	(154,418)
Allowance for loan losses	(38,021)	(33,526)
Loans receivable, net	460,412	411,565
Property and equipment, net	23,060	18,654
Deferred tax benefit	16,983	22,133
Goodwill	5,581	5,353
Intangibles	8,988	9,997
Other assets	9,970	10,818
	$531,254	$486,110

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Notes payable	208,310	214,900
Income tax payable	11,253	18,039
Accounts payable and accrued expenses	21,305	18,866
Total liabilities	240,868	251,805
Shareholders' equity	290,386	234,305
	531,254	486,110

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WRLD Reports Fourth Quarter Results

April 29,2009

Selected Consolidated Statistics

(dollars in thousands)

	Three Months Ended		Year ended
	March 31,		March 31,
	2009	2008	2009	2008

Expenses as a percent of total revenues:
Provision for loan losses	13.0%	11.5%	21.7%	19.5%
General and administrative expenses	45.1%	47.0%	50.9%	51.8%
Interest expense	2.1%	2.9%	2.6%	3.3%

Average gross loans receivable	$692,429	$621,560	$658,587	$576,050

Average net loans receivable	$512,894	$460,594	$486,776	$426,524

Loan volume	$417,769	$371,200	$1,935,200	$1,733,614

Net charge-offs as percent of average loans	15.1%	13.0%	16.7%	14.5%

Return on average assets	20.3%	19.4%	11.6%	11.4%

Return on average equity	40.6%	42.2%	23.5%	23.6%

Offices opened (closed) during the period, net	21	7	106	106

Offices open at end of period	944	838	944	838

END